Exhibit 99.1

GTSI Announces Resignation of Joe Ragan as Chief Financial Officer

Interim Appointment of Peter Whitfield

CHANTILLY, VA. – September 3, 2008 – GTSI® Corp. (Nasdaq: GTSI), an enterprise solutions and services provider to government, today announced that the Company’s Chief Financial Officer Joe Ragan is leaving the Company to become Chief Financial Officer of Boart Longyear. GTSI is commencing a search for a new finance leader and has appointed Peter Whitfield as interim Chief Financial Officer.

“It is with mixed emotions that we announce that Joe is leaving GTSI. On one hand we are happy for his opportunity to work for a large international company such as Boart Longyear, but we will miss his steady guidance and strong leadership,” said Jim Leto, Chief Executive Officer of GTSI. “I am pleased to report that Peter Whitfield, our Vice President of Financial Planning, Analysis and Internal Audit, has agreed to serve as our interim Chief Financial Officer. As part of our human capital management plan, we have placed significant emphasis on succession planning and Peter has been an integral participant in all strategic activities in our finance department since joining GTSI. I expect that this transition will be smooth as Peter has had a long career in executive finance positions.”

Prior to the interim appointment as GTSI’s Chief Financial Officer, Mr. Whitfield has led the Company’s financial planning, analysis and internal audit functions. Mr. Whitfield held various executive leadership positions in sales operations and finance for companies, including MCI, Winstar, Broadwing, and InPhonic, where he was responsible for leading the customer service, fulfillment, procurement, credit and activation processes.

Mr. Whitfield holds a BS in public accounting from Pace University, Pleasantville, NY.

About GTSI Corp.
GTSI Corp. provides information technology solutions by offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows government agencies to implement solutions of national and local significance quickly and cost effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

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